UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Support.com, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SUPPORT.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2011

Dear Stockholder:

We cordially invite you to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Support.com, Inc. (“Support.com” or the “Company”) which will be held on Wednesday, May 25, 2011 at 12:00 p.m., Pacific Time, at the Company’s principal executive offices located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1. To elect seven directors to serve on the Board of Directors until the 2012 Annual Meeting of Stockholders, and thereafter until their successors are elected and qualified;

2.  To have an advisory vote on the Company’s named executive officer compensation;

3.  To have an advisory vote on how frequently (annually, every other year or every three years) the Company will have future advisory votes on the Company’s executive compensation programs and practices;

4. To adopt and approve the Company’s Employee Stock Purchase Plan (the “ESPP”);

5. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on April 5, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063 for ten days before the meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement.

We look forward to seeing you.
Sincerely,

/s/ Greg Wrenn
Greg Wrenn
Senior Vice President, General Counsel and Secretary
Redwood City, California

April 11, 2011

SUPPORT.COM, INC.
1900 SEAPORT BOULEVARD, 3RD FLOOR
REDWOOD CITY, CA 94063

PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 25, 2011
General

The enclosed Proxy Statement is solicited on behalf of the Board of Directors (the “Board”) of Support.com, Inc. (“Support.com” or “the Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our principal executive offices located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, on Wednesday, May 25, 2011, at 12:00 p.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our Board fixed the close of business on April 5, 2011 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 48,233,143 shares of our Common Stock issued and outstanding. This Proxy Statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about April 28, 2011 to all stockholders of record at the close of business on April 5, 2011.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote. Directors are elected by a plurality vote. Therefore, the nominees for the seven director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposals to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 and to approve the ESPP require the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and  voted on such matters. Therefore, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.  The proposal for the advisory vote on our named executive officer compensation  is advisory and an affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote will signify an approval.  Broker “non-votes” and abstentions will not count as votes in favor of the advisory vote on named executive officer compensation, and abstentions, but not “broker non-votes,” will have the effect of votes “AGAINST” such proposal.  The advisory vote on the frequency for future advisory votes on our named executive officer compensation shall be determined by whichever of the choices — annually, every other year or every three years — receives the greatest number of votes cast. Therefore, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they will not affect the outcome of such proposal.

Voting

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Stockholders may vote their shares:

•	by attending the Annual Meeting and voting their shares of Common Stock in person;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

•	by following the instructions for Internet voting printed on your proxy card; or

•	by using the telephone number printed on your proxy card.

Our Board is asking you to give your proxy to Joshua Pickus, our President and Chief Executive Officer, and Greg Wrenn, our Senior Vice President, General Counsel and Secretary. Giving your proxy to Mr. Pickus and Mr. Wrenn means that you authorize Mr. Pickus, Mr. Wrenn or either of them to vote your shares at the Annual Meeting. You may vote “FOR” or “AGAINST” the proposals or in the case of Proposal No. 3, to choose from one, two or three years, or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Shawn Farshchi, Mark Fries, Michael Linton, J. Martin O’Malley, Joshua Pickus, Toni Portmann and Jim Stephens to the Board until our 2012 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to adopt and approve the ESPP, (iii) “FOR” the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, (iv) “FOR” the proposal to approve on an advisory basis, our named executive officer compensation, (v) “FOR” the proposal to hold an advisory vote on the frequency of future advisory votes on our named executive officer compensation  every three (3) years; and (vi) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3232.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting. As of the date of this Proxy Statement, management knows of no such amendment or variation or of any matters expected to come before the Annual Meeting which are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of the shares of our outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. If you hold your shares through a broker you may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this Proxy Statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this Proxy Statement. If other matters do properly come before the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of our outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

STOCKHOLDER MATTERS

Stockholder Communications with our Board

Our Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, our Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2011 Annual Meeting must be received by our corporate secretary, at our corporate offices at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. These requirements apply whether or not a stockholder seeks to include the proposal in our 2011 proxy statement relating to any such annual meeting. Therefore, proposals of stockholders of the Company that are intended to be presented by such stockholders for consideration at the 2012 annual meeting of stockholders must be submitted to the Company no less than fifty (50) days nor more than seventy-five (75) days prior to the 2012 annual meeting.  If less than sixty-five (65) days’ notice or prior public disclosure of the date of the 2012 annual meeting is given or made to stockholders, then the deadline will instead be the close of business on the 15th day following notice of the date of the 2012 annual meeting or public disclosure of such date, whichever occurs first.

For each matter the stockholder proposes to bring before the annual meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy, such proposal will also need to comply with SEC regulations such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://corp.support.com/sites/default/files/Corporate%20Governance%20Guidelines.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the Securities and Exchange Commission, promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

http://corp.support.com/sites/default/files/Code%20of%20Ethics.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that six of our seven directors are independent, namely our Chairman Mr. Stephens and Messrs. Farshchi, Fries, Linton, O’Malley and Ms. Portmann, based upon the listing standards of the NASDAQ Global Select Market and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Pickus, our President and Chief Executive Officer.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are not currently held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. This leadership structure also is believed to be preferred by a significant number of the Company’s stockholders. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chief Executive Officer and Chairman of the Board should be held by the same individual.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chair to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent registered public accounting firm and compliance experts for internal controls and tax, as well as outside counsel, compensation consultants, insurance brokers and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. In fiscal 2010 the Board held eleven meetings. During their respective terms, all directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in fiscal 2010.  Director attendance at the Company’s Annual Meeting is encouraged but not required. The following directors attended the 2010 Annual Meeting of stockholders: Shawn Farshchi, Mark Fries, Michael Linton, J. Martin O’Malley, Joshua Pickus and Jim Stephens.

Executive Sessions

Our independent directors meet at least three times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://www.support.com/about/investor-relations/corporategovernance

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

From January 2010 to July 2010, the members of the Nominating and Governance Committee were Messrs. Eichler, Stephens, and Fries. Upon Mr. Eichler’s resignation from the Board in July 2010, Mr. Linton was appointed to the Nominating and Governance Committee. From July 2010 to February 2011, the members of the Nominating and Governance Committee were Messrs. Linton, Fries, and Stephens. In February 2011, Ms. Portmann was appointed to the Nominating and Governance Committee, and accordingly the members of the Nominating and Governance Committee are currently Messrs. Linton, Fries, Stephens, and Ms. Portmann. Mr. Fries serves as Chair of the Committee. The Nominating and Governance Committee held two meetings during 2010.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of Named Executive Officers of the Company; act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other Named Executive Officers.

From January 2010 to July 2010, the members of the Compensation Committee were Messrs. O’Malley, Stephens, Fries, and Linton. Upon Mr. Eichler’s resignation from the Board in July 2010, Mr. Farshchi was appointed to the Compensation Committee and Messrs. O’Malley and Fries stepped down. From July 2010 to February 2011, the members of the Compensation Committee were Messrs. Farshchi, Linton, and Stephens. In February 2011, Ms. Portmann was appointed to the Compensation Committee, and accordingly the members of the Compensation Committee are currently Messrs. Farshchi, Linton, Stephens, and Ms. Portmann. Mr. Linton serves as Chair of the Compensation Committee. The Compensation Committee held seven meetings during 2010.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the financial statements to be included in filings with the SEC; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

From January 2010 to July 2010, the members of the Audit Committee were Messrs. Eichler, Farshchi and O’Malley. Upon Mr. Eichler’s resignation from the Board in July 2010, Mr. Fries was appointed to the Audit Committee and accordingly since July 2010 the members of the Audit Committee have been Messrs. Farshchi, O’Malley, and Fries. Mr. O’Malley serves as Chair of the Committee. The Board has determined that Mr. O’Malley is a financial expert, as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the NASDAQ Global Select Market. The Audit Committee held eight meetings during 2010.

Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so, as the Company and its needs continue to change in the pursuit of its long-term strategic objectives. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the rules of the NASDAQ Global Select Market.

Further, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Corporate Governance Guidelines adopted April 2008. The Board defines “diversity” for this purpose to include both background and experience in business, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation, and gender.

Director Nominations

The Nominating and Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Governance Committee, c/o Corporate Secretary, at our principal executive offices: 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA 94063. In addition, the stockholder must give notice of a nomination to our Corporate Secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors.  However, if less than 100 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the 7th day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth specific information called for in our bylaws. There have been no recent material changes to the procedures by which stockholders may recommend nominees for the Board.

Compensation Committee Interlocks and Insider Participation

None of the Company’s Named Executive Officers serves, nor at any time during 2010 served, as a member of the Board or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, executive officers and any persons holding more than 10% of the our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2010, with the exception that, due to administrative error, Shelly Schaffer’s Form 4 for transactions occurring on November 4, 2010 was filed on November 9, 2010 and Anthony Rodio’s Form 4 for transactions occurring on December 7, 2010 was filed on December 13, 2010.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, executive officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our executive officers and directors annually though Director & Officer Questionnaires and use the list of known related parties to identify any transactions with related persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and Executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions, under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel and our Chief Financial Officer.

There were no transactions in fiscal 2010 in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000 and (c) any Related Person had a direct or indirect material interest.

DIRECTOR COMPENSATION

We compensate our six independent, non-employee directors for serving on our Board. We do not pay Mr. Pickus, the only Company employee serving as a director, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of our common stock. These grants are currently made under our 2010 Equity and Performance Incentive Plan (the “2010 Plan”). These options vest in equal monthly installments over a 48-month period. Historically, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director received a grant of an option to purchase 10,000 shares of our common stock.

Each option granted to non-employee directors, other than the initial 40,000 share grant, immediately vests and is exercisable on the date of grant. Options granted to non-employee directors have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and a term of seven years. All other option grants to non-employee directors that are not otherwise immediately vested at the time of grant immediately and fully vest upon a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director and an additional annual retainer of $10,000 to each of the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We pay an additional annual retainer of $20,000 to the Chairman of the Board. The retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2010. The compensation we paid to Mr. Pickus for service in 2010 is included in the 2010 Summary Compensation Table below showing the compensation for our Named Executive Officers. Mr. Pickus received no additional compensation for 2010 in respect of his service as a member of our Board.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Kevin C. Eichler (2)	$34,239	$20,487	$54,726
Shawn Farshchi	$30,000	$20,487	$50,487
Mark Fries	$34,266	$20,487	$54,753
J. Martin O’Malley	$40,000	$20,487	$60,487
Jim Stephens	$44,266	$20,487	$64,753
Michael Linton (3)	$31,600	$71,543	$52,087

(1)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718 of the non-employee directors’ stock option awards in fiscal 2010, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for details as to the assumptions used to determine the aggregate grant date fair values of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Our non-employee directors had option awards outstanding as of December 31, 2010 for the following number of shares: Mr. Eichler, 28,000; Mr. Farshchi, 80,000; Mr. Fries, 50,000; Mr. O’Malley, 90,000; Mr. Stephens, 80,000; and Mr. Linton, 50,000. On May 19, 2010, each then-serving non-employee director received an annual option grant for an aggregate of 10,000 shares of our common stock, each with an exercise price of $4.19 per share. The annual option grants were immediately vested and exercisable on the grant date. The grant date fair value of the annual option award issued to each of our non-employee directors in 2010 was $20,487.

(2)	Mr. Eichler resigned from the Board effective July 26, 2010.

(3)	Mr. Linton received a grant of 40,000 shares in connection with his appointment to the Board on February 8, 2010.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 5, 2011 with respect to the beneficial ownership of shares of the Company’s common stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of the Company’s Named Executive Officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and executive officers of the Company as a group. On April 5, 2011, 48,233,143 shares of the Company’s common stock were issued and outstanding. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)
5% Stockholders:
BlackRock, Inc. (3)	4,739,287	9.83%
FMR LLC (4)	3,979,984	8.25
Symmetry Peak Management, L.L.C. (5)	3,077,645	6.38
Dimensional Fund Advisors LP (6)	2,711,596	5.62

Executive Officers and Directors:
Joshua Pickus (7)	2,175,601	4.32%
Shelly Schaffer (8)	300,519	*
Anthony Rodio (9)	434,729	*
Timothy Krozek (10)	108,333	*
Shawn Farshchi (11)	80,000	*
Mark Fries (12)	27,500	*
J. Martin O’Malley (13)	90,000	*
Toni Portmann (14)	2,500	*
Jim Stephens (15)	80,000	*
Michael Linton (16)	22,500	*
All directors and executive officers as a group (17)	3,321,682	6.44
________________
*	Represents less than 1% of the outstanding shares of common stock.

(1)	The address of each executive officer and director is Support.com, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, Attention: Investor Relations.

(2)
To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2010 are deemed outstanding and beneficially owned by such person. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2011. BlackRock Fund Advisors reported sole voting power and sole dispositive power of 4,739,287 shares of our common stock. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. FMR LLC reported sole voting power of 1,267,410 and sole dispositive power of 3,979,984 shares of our common stock. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2011. Symmetry Peak Management, L.L.C. reported shared voting power and shared dispositive power of 3,077,645 shares of our common stock. The mailing address for Symmetry Peak Management, LLC is 555 East Lancaster Avenue, Suite 660, Radnor, PA 19087.

(6)
Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011. Dimensional Fund Advisors LP reported sole voting power of 2,618,878 and sole dispositive power of 2,711,596 shares of our common stock. The mailing address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)
Includes 2,126,201 shares subject to stock options that are exercisable within 60 days of April 5, 2011. Also includes 49,400 shares held by Pickus Family Trust. Mr. Pickus and Carey Pickus are trustees of the Pickus Family Trust and share voting and dispositive power.

(8)	Includes 300,519 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(9)	Includes 434,729 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(10)	Includes 108,333 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(11)	Includes 80,000 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(12)	Includes 27,500 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(13)	Includes 90,000 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(14)	Includes 2,500 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(15)	Includes 80,000 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(16)	Includes 22,500 shares subject to stock options that are exercisable within 60 days of April 5, 2011.

(17)
Includes 3,321,682 shares subject to options that are exercisable within 60 days of April 5, 2011. As of April 5, 2011, our executive officers consisted of Josh Pickus, Shelly Schaffer, Richard Mandeberg, and Anthony Rodio, and our directors consisted of Shawn Farshchi, Mark Fries, J. Martin O’Malley, Toni Portmann, Jim Stephens and Michael Linton.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated directors, Farshchi, Fries, Linton, O’Malley, Pickus, Portmann and Stephens to be elected to serve one-year terms or until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Required Vote

The nominees for the seven director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of seven directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Names of the nominees and certain biographical information about them as of April 1, 2011 are set forth below:

SHAWN FARSHCHI, age 53, has served as a member of the Board since February 2007. Since December 2006, Mr. Farshchi has served as Chief Operating Officer of Coremetrics Inc., an on-demand web analytics application solution provider acquired by IBM Corporation during 2010. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi also serves on the Board of NewLineNoosh, a provider of print procurement BPO services and software solutions. Mr. Farshchi holds a B.S. in Electrical Engineering from California State University San Francisco and an M.B.A. from Golden Gate University.

Mr. Farshchi brings technical understanding and knowledge, as well as operational management experience, to the Board. His experience with consumer-oriented businesses is helpful to us as we build out our consumer offerings. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Farshchi should serve as a director of Support.com.

MARK FRIES, age 47, has served as a member of the Board since August 2009. In 2009, Mr. Fries co-founded The ROIG Group LLC, a management consulting firm with a singular focus on helping clients identify and create value for their clients with practices in Retail, Services and Connectivity/Convergence, and currently serves as Managing Partner - Services. From 1999 to 2009, Mr. Fries was employed by Best Buy Companies, Minneapolis, Minnesota, most recently as Vice President of Enterprise Services Strategy and Partnerships (2005 – 2009). His previous executive roles at Best Buy Companies included leadership of strategy, innovation, operations, alliances and business development. Mr. Fries also served in leadership roles at Target Corporation and Honeywell Inc. Mr. Fries earned an M.B.A. degree from the University of Minnesota – Twin Cities and a B.S. degree from the University of Illinois at Urbana – Champaign.

Mr. Fries brings sales, business development and strategy experience to the Board. Mr. Fries’ experience with technology service offerings and with the retail industry, including 10 years of senior positions with Best Buy, which operates the Geek Squad, gives him a perspective on Support.com’s technology services business and our retail distribution relationships. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Fries should serve as a director of Support.com.

MICHAEL LINTON, age 54, has served as a member of the Board since February 2010. Mr. Linton is Executive Vice President, Marketing at FMN Technologies, a Silicon Valley start-up. Mr. Linton is also member of the Board of Directors of Peet’s Coffee & Tea, a coffee roaster and retailer, as well as Capella Education Company, a public E-learning company. He held executive positions at eBay, an online auction company, from December 2006 to March 2009, including Chief Marketing Officer and Senior Vice President for eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Prior to this, Mr. Linton was Executive Vice President and Chief Marketing Officer for Best Buy Companies from January 1999 through August 2006. Mr. Linton also serves on the Board of. Mr. Linton holds a B.S.B.A. in Marketing Research from Bowling Green State University, and a M.B.A. from the Fuqua School of Business at Duke University.

Mr. Linton brings marketing and operational experience to the Board. His experience with consumer-facing companies such as eBay, Best Buy, and Peet’s Coffee & Tea aids the Board in consideration of Support.com’s consumer business. His experience as a director of another publicly held company is valuable in providing insight on effective management and best practices for Support.com’s Board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Linton should serve as a director of Support.com.

J. MARTIN O’MALLEY, age 53, has served as a member of the Board since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Mr. O’Malley brings financial and accounting experience, as well as knowledge of Support.com’s history and experience, to the Board. Mr. O’Malley provides the Board with insight into financial management, disclosure issues and tax matters relevant to Support.com’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. O’Malley should serve as a director of Support.com.

JOSHUA PICKUS, age 50, joined Support.com as President and Chief Executive Officer and a member of the Board in April 2006. Mr. Pickus served as Senior Vice President and General Manager of the Clarity Division of Computer Associates, an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus served in a number of executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer, from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus also serves on the Board of DemandTec, Inc., an on-demand software company. Mr. Pickus holds a B.A. from Princeton University and a J.D. from University of Chicago School of Law.

Mr. Pickus brings business development, operational and financial management experience to the Board. His experience as a director of another publicly held company is valuable in providing insight on effective management and best practices for Support.com’s Board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Pickus should serve as a director of Support.com.

TONI PORTMANN, age 55, has served as a member of the Board since February 2011.  Ms. Portmann has served as the Chairman of the Board of Resolvity, a provider of intelligent, personalized on-demand interactive voice response solutions since February 2006.  Ms. Portmann has previously served as Chief Executive Officer of TCS Private Equity Group from February 2010 to February 2011, Chief Executive Officer of CAS Partners at Riverstone Residential Group from October 2008 to February 2010, and as the President and Chief Executive Officer of Stream, a global business process outsourcing provider from June 2003 to September 2008. Ms. Portmann holds a B.B.A. from Boise State University.

Ms. Portmann brings more than 30 years of leadership experience in service, sales, and marketing, including companies such as Diebold and IBM.  Ms. Portmann also brings expertise and experience in managing large-scale world class technical support operations. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Portmann should serve as a director of Support.com.

JIM STEPHENS, age 53, has served as a member of the Board since October 2006. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Inc., a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

Mr. Stephens brings to the Board experience in sales, marketing and mergers and acquisitions, as well as knowledge of Support.com’s history and experience. Mr. Stephens also brings experience from 15 years of service in the consumer software industry driving growth strategies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Stephens should serve as a director of Support.com.

The Board recommends a vote “FOR” election as director of the nominees set forth above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS
As of April 1, 2011 the executive officers of the Company are:

Name	Age	Position
Joshua Pickus	50	President and Chief Executive Officer
Shelly Schaffer	47	Chief Financial Officer and Executive Vice President of Finance and Administration
Anthony Rodio	45	Executive Vice President, Chief Operating Officer
Timothy Krozek	42	Senior Vice President, Business Development & Program Management

Joshua Pickus. Please see Mr. Pickus’ biography above under “Board of Directors and Nominees.”

Shelly Schaffer. Ms. Schaffer has served as Executive Vice President, Finance since February 2008 and as Chief Financial Officer since March 2008. During 2009, Ms. Schaffer assumed responsibility for management of the Company’s Legal and Human Resources functions as well. Ms. Schaffer was Vice President, Corporate Operations Finance at Yahoo! from January 2007 until February 2008. From September 2003 to December 2006, Ms. Schaffer served as an executive at Mercury Interactive, an application software company, in a number of finance roles including Vice President of Strategic Finance and Treasury and Vice President of Financial Planning and Analysis. Previously, Ms. Schaffer held senior finance roles spanning over a decade with The Coca Cola Company, Nestle Beverage Company, and Cosine Communications, a telecommunications equipment supplier. Ms. Schaffer holds a B.S. from Florida Southern College and an M.B.A. from the University of South Florida.

Anthony Rodio. Mr. Rodio has served as Executive Vice President, Chief Operating Officer, since August 2008. Mr. Rodio previously served as our Executive Vice President, Operations from January 2008 to August 2008 and as our Chief Marketing Officer from September 2006 to January 2008. Mr. Rodio was Vice President of Product Management at SideStep, an online travel company, from June 2005 to August 2006. From April 2004 to March of 2005, Mr. Rodio was Vice President of Marketing at StubHub, a secondary ticketing company. From January 2001 to April 2004, Mr. Rodio served as Senior Director Brand and Communications of the MSN division of Microsoft. Earlier in his career, Mr. Rodio held general management roles at Amazon.com and Procter & Gamble. Mr. Rodio holds a B.S. from the University of Oregon, an M.S. from Portland State University and an M.B.A. from the Olin School of Business at Washington University in St. Louis.

Timothy Krozek. Mr. Krozek has served as Senior Vice President, Business Development & Program Management since April 2010. Mr. Krozek is responsible for Support.com’s partner acquisition efforts.  Mr. Krozek has more than 15 years of enterprise technology, ecommerce, and online marketing experience, including a variety of sales, international general management, client service and marketing positions at Quova, Efficient Frontier, Yahoo!, AOL, Netscape Communications and a few start-ups. From 2004 to 2009, Mr. Krozek held titles at Efficient Frontier including Senior Vice President of Global Sales and Business Development. From May 2009 to April 2010, Mr. Krozek was the Chief Revenue Officer for Quova, Inc. Mr. Krozek holds a B.A. in Economics from the University of California at Santa Barbara and an M.B.A. from Cornell University's Johnson Graduate School of Management.

COMPENSATION COMMITTEE REPORT

In 2010 the Company’s Compensation Committee consisted at all times of independent Directors.  Prior to the resignation of Kevin C. Eichler from the Board effective July 26, 2010, the Company’s Compensation Committee consisted of directors O’Malley, Stephens, Fries and Linton.  Effective July 27, 2010 by appointment of the Board on the recommendation of the Nominating and Corporate Governance Committee, the Company’s Compensation Committee consisted of director Linton, Chairman, and directors Stephens and Farshchi.

Set forth below is the Compensation Discussion and Analysis section, which is a discussion of compensation programs and policies from the perspective of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

THE COMPENSATION COMMITTEE:

Michael Linton, Chairman
Jim Stephens
Shawn Farshchi

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This discussion and analysis of our 2010 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow.

Support.com is a leading independent provider of online care for the digital home and small business.

Support.com was founded in 1997 under the name SupportSoft, Inc. as an enterprise software provider focused on technical support organizations. In 2007 we launched our consumer services business.  In June 2009 we sold our enterprise business, changed our name to Support.com, Inc. and focused our efforts purely on the consumer and small business market.

As further discussed in this section, our executive compensation program was redesigned in 2009 in light of the sale of our enterprise software business and the transformation of the Company into a smaller operation focused on a high-growth consumer business. This included in 2009 a reduction in cash compensation for executive officers, and a greater emphasis at the time on long-term equity-based incentives. Our program is designed to reward our executive officers, consistent with our peer group and market, when they contribute to the achievement of our business objectives and create long-term stockholder value.

This executive compensation program and philosophy continued without material changes through 2010, and we believe it has contributed substantially to the achievements of the Company during this period.

The following discussion and analysis explains our executive compensation program and policies for our executives listed in the Summary Compensation Table below for fiscal year 2010. We refer to these senior executives as our Named Executive Officers.

For 2010, our Named Executive Officers were:

Name	Title
Joshua Pickus	President and Chief Executive Officer
Shelly Schaffer	Chief Financial Officer and Executive Vice President of Finance and Administration
Anthony Rodio	Executive Vice President, Chief Operating Officer
Timothy Krozek(1)	Senior Vice President, Business Development & Program Management
Richard Mandeberg(2)	Former Executive Vice President, Chief Revenue Officer
__________________
(1)
Mr. Krozek joined the Company on April 15, 2010 and became an  Executive Officer on October 26, 2010 upon the expansion of his responsibilities to include program management operations as well as business development.

(2)
Mr. Mandeberg left his employment with the Company on April 30, 2010.  From April 30, 2010, until August 31, 2010, Mr. Mandeberg was an independent contractor performing transition services on behalf of the Company.

Executive Compensation Philosophy and Objectives

The Executive Compensation plan is designed to attract and retain talented executives that will lead the Company in achieving its business goals and objectives and in creating long-term shareholder value.  In keeping with our philosophy of aligning pay with performance, a significant portion of our Named Executive Officers’ compensation is “at risk” and comprised of both short-term performance-based cash incentives and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at or above fair market value on the grant date, and vesting over multi-year periods or in some cases upon achievement of performance milestones.

The principal elements of our executive compensation program are

•	base salary;

•	short-term, performance-based cash incentive awards;

•	long-term, equity-based awards; and

•	other benefits customary for our peer group.

We believe long-term stock option grants are particularly effective as a means of aligning the interests of our Named Executive Officers with those of our stockholders as these awards are designed to drive both long-term company performance and retention of key executives. We believe this because the equity awards will not deliver any return to our executives unless our stock price increases after the time the award is made.  Accordingly, we will normally seek to establish long-term equity incentives as a significant ongoing component of our executive compensation program. We also believe that short-term cash incentives are an important and effective way to align Named Executive Officer pay with company performance because short-term cash incentives are actually earned only when our Named Executive Officers help us achieve our specific short-term business objectives.

Analysis of 2010 Executive Compensation

Base Salary

Base salary is the baseline cash compensation that we pay to our Named Executive Officers throughout the year. Base salaries provide our Named Executive Officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual Named Executive Officer salaries and does not apply any specific formula. In determining appropriate base salaries, in addition to reviewing the peer company data compiled by Compensia, Inc. (“Compensia”), an independent compensation consultant, and market data from industry compensation surveys such as the Radford survey and other sources, the Compensation Committee generally considers:

•	the scope of responsibility and experience of the executive officer;

•	the individual performance of each existing executive officer;

•	competitive market compensation;

•	internal equitable considerations;

•	the significance of the individual to the achievement of our corporate objectives; and

•	in the case of Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation.

The annual base salary amounts for our Named Executive Officers for 2010 are set forth in the table below and remained unchanged through 2010 from their levels at the end of 2009 for officers employed at that time:

Name and Title	2010 Base Salary
Joshua Pickus	$325,000
President and Chief Executive Officer
Shelly Schaffer	$255,000
Chief Financial Officer and Executive Vice President of Finance and Administration
Anthony Rodio	$240,000
Executive Vice President, Chief Operating Officer
Richard Mandeberg (1)	$225,000
Former Executive Vice President, Chief Revenue Officer
Tim Krozek (2)	$225,000
Senior Vice President, Business Development & Program Management
________________
(1)	Mr. Mandeberg left his employment with the Company on April 30, 2010.
(2)	Mr. Krozek joined the Company on April 15, 2010 and became an Executive Officer on October 26, 2010.

For more information about our Named Executive Officers’ base salaries for 2010, see the 2010 Summary Compensation Table below.

Short-Term, Performance-Based Cash Incentive Awards

We pay short-term performance-based cash incentives in 2010 under our Executive Incentive Compensation Plan to attract and retain talented executives who will help us achieve our business objectives, and to align executive pay with achievement against near-term company performance objectives. In determining appropriate short-term cash incentive opportunities for each Named Executive Officer, in addition to reviewing market data from industry compensation surveys such as Radford, and data from Compensia as an independent compensation consultant, the Compensation Committee assesses the same factors that are considered in determining base salary. Actual payouts for our short-term cash incentive awards for each Named Executive Officer are based on the achievement of specified company financial targets and individual objectives established at the beginning of each quarter as determined by the Compensation Committee.

For 2010, our short-term cash incentive award payout approach was as follows:

•
incentive compensation for Company financial targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 70% (achievements under 70% received no payout) and the maximum achievement of 130% (achievements over 130% received 130% payout).

•	targets specific to individual performance were not eligible for achievement levels above 100% of target, but could be assigned partial credit based on actual achievement;

•
incentive compensation for program revenue and software revenue and margin targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 80% (achievements under 80% received no payout) and the maximum achievement of 120% (achievements over 120% received 120% payout);

•
business development targets for deals closed could be earned above or below annual targets on a straight-line sliding scale based on the Company’s determination of deal value, up to 300% of the target.

The Compensation Committee determines in its sole discretion if, and to what extent, objectives are achieved and bonuses are payable. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the plan at any time in the best interests of the Company.

For 2010, the terms of our Named Executive Officers’ short-term cash incentive awards and the payments made with respect to those awards were as follows:

Named Executive Officer	Period	Description of Objective	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)

Joshua Pickus	2010-Q1	Target Company revenue of $8.176MM	$42,500	52%	121%	$51,250	63%

	2010-Q2	Target Company revenue of $10.2MM	$42,500	52%	97%	$41,188	51%

	2010-Q3	Target Company revenue of $11.734MM	$42,500	52%	104%	$44,106	54%

	2010-Q4	Target Company revenue of $12.319MM	$42,500	52%	99%	$42,278	52%

	2010 Total		$170,000	52%		$178,821	55%

Shelly Schaffer	2010-Q1	Target Company revenue of $8.176MM	$11,500	18%	121%	$13,868	22%

		Design new stock option plan	$3,450	5%	100%	$3,450	5%

		Support auditor review and selection process with Audit Committee	$3,450	5%	100%	$3,450	5%

		Streamline Personal Technology Expert hiring process	$4,600	7%	100%	$4,600	7%

	2010-Q2	Target Company revenue of $10.2MM	$11,500	18%	97%	$11,145	17%

		Further improve Personal Technology Expert hiring process metrics	$5,175	8%	100%	$5,175	8%

		Design and evaluate proposed ESPP plan	$2,875	5%	100%	$2,875	5%

		Complete proxy statement and support proxy solicitor	$3,450	5%	100%	$3,450	5%

	2010-Q3	Target Company revenue of $11.734MM	$11,500	18%	104%	$11,935	19%

		Assess Personal Technology Expert benefits options	$5,750	9%	100%	$5,750	9%

		Research additional hiring tax credits and incentives	$2,300	4%	100%	$2,300	4%

		Further improve Personal Technology Expert hiring process metrics	$2,300	4%	100%	$2,300	4%

			Research additional company awards and certifications	$1,150	2%	100%	$1,150	2%

	2010-Q4		Target Company revenue of $12.319MM	$11,500	18%	99%	$11,440	18%

			Design 2011 benefits model	$5,175	8%	100%	$5,175	8%

			Complete 2011 budget	$5,175	8%	100%	$5,175	8%

			Complete 2011 compensation plans for Business Development/Acct Mgmt	$1,150	2%	100%	$1,150	2%

	2010 Total			$92,000	36%		$94,387	37%

Anthony Rodio	2010-Q1		Target Company revenue of $8.176MM	$10,625	18%	121%	$12,813	21%

			Deliver software revenue and margin targets	$4,250	7%	120%	$5,100	9%

			Achieve call center performance targets	$3,188	5%	0%	-	-

			Achieve partner delivery target metrics	$3,188	5%	100%	$3,188	5%

	2010-Q2		Target Company revenue of $10.2MM	$10,625	18%	97%	$10,297	17%

			Deliver software revenue and margin targets	$4,250	7%	116%	$4,945	8%

			Achieve call center performance targets	$4,250	7%	100%	$4,250	7%

			Achieve partner delivery target metrics	$2,125	4%	100%	$2,125	4%

	2010-Q3		Target Company revenue of $11.734MM	$10,625	18%	104%	$11,027	18%

			Deliver software revenue and margin targets	$4,250	7%	44%	$1,877	3%

			Target cost of services sold of $7.533MM	$2,125	4%	100%	$2,125	4%

			Complete plan for new services pilot	$2,125	4%	100%	$2,125	4%

			Achieve call center performance target metric	$2,125	4%	100%	$2,125	4%

	2010-Q4		Target Company revenue of $12.319MM	$10,625	18%	99%	$10,572	18%

			Deliver software revenue and margin targets	$2,656	4%	93%	$2,460	4%

			Target cost of services sold of $7.012MM	$2,125	4%	100%	$2,125	4%

			Complete plan for new services pilot	$2,125	4%	100%	$2,125	4%

			Achieve call center performance target metrics	$1,063	2%	100%	$1,063	2%

			Deliver specified software products ready to launch	$2,656	4%	88%	$2,324	4%

	2010 Total			$85,000	35%		$82,667	34%

Richard Mandeberg (1)	2010-Q1		Target Company revenue of $8.176MM	$6,250	11%	121%	$7,537	13%

			Value of deals signed relative to annual quota	$75,000	133%	3%	$2,500	4%

	2010-Q2		Target Company revenue of $10.2MM	$6,250	11%	-	-	-

			Value of deals signed relative to annual quota	$18,750	33%	-	-	-

	2010 Total			$100,000	44%		$10,037	18	%(2)

Timothy Krozek (3)	2010-Q2	(4)	Target Company revenue of $10.2MM	$36,617	78%	100%	$36,617	78%

	2010-Q3	(4)	Target Company revenue of $11.734MM	$10,937	19%	100%	$10,937	19%

			Sign target number of deals from active pipeline	$10,937	19%	100%	$10,937	19%

			Implement deals tracking system	$10,937	19%	100%	$10,937	19%

			Optimize internal opportunity evaluation meetings	$10,937	19%	100%	$10,937	19%

	2010-Q4		Achieve partner revenue targets	$30,625	54%	103%	$31,554	56%

			Achieve Business Development team variable compensation goals	$8,750	16%	116%	$8,750	16%

			Complete 2011 compensation plans for Business Development/Acct Mgmt	$4,375	8%	100%	$4,375	8%

	2010 Total			$175,000	78%		$126,477	79	%(5)

(1)	Mr. Mandeberg terminated his employment with the Company on April 30, 2010.
(2)	Mr. Mandeberg only received cash incentive payments for the first quarter of 2010. The percent of salary shown is a percent of Mr. Mandeberg’s base salary for the first quarter of 2010.
(3)	Mr. Krozek joined the Company on April 15, 2010 and became an Executive Officer on October 26, 2010.
(4)
Mr. Krozek’s bonus targets for the second and third quarters of 2010 were guaranteed at 100% per the terms of his employment agreement. His second quarter bonus payment was pro-rated for the period of his employment during the second quarter.

(5)	Mr. Krozek only received cash incentive payments for the last three quarters of 2010. The percent of salary shown is a percent of Mr. Krozek’s base salary for the period of his employment during 2010.

For more information about our short-term cash incentive awards and payouts for 2010, see the 2010 Summary Compensation Table and 2010 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We periodically make long-term equity awards at the discretion of the Compensation Committee to our Named Executive Officers to encourage them to work to create long-term value for our stockholders through sustained performance.

In light of equity awards made in 2009, which were accompanied by decreases in cash compensation, for our Named Executive Officers in association with a major transformation in the business of the Company, no new equity grants were made to Named Executive Officers in 2010 with the exception of a new hire grant made to Mr. Krozek when he joined the Company.

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted to Named Executive Officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards to named executive officers are performance-based. This same proportion may not apply to new hire grants in the event Named Executive Officers leave and must be replaced in the future depending on the competitive hiring market at the time, but any subsequent grants would include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards are either (1) time-based awards with a grant price equal to at least 125% of fair market value at the time of the grant, or (2) equity awards that are earned or paid out based on the achievement of other Company performance targets. The Compensation Committee intends to use performance criteria and hurdle rates that may be disclosed in the Company’s periodic regulatory filings so that stockholders will know the minimum level of performance required for any equity grants to be earned.

Other Benefits

We also provide our Named Executive Officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our Named Executive Officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

The Role of Consultants and Benchmarking Data

Historically the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including benchmarking data and compensation information from peer companies, industry surveys, and outside compensation consultants. In 2009, the Compensation Committee together with members of our management team and the advice of an independent compensation consultant, Compensia, Inc., conducted a formal benchmarking review for purposes of:  evaluating our executive compensation program as whole, in light of the sale of the Enterprise business; evaluating our individual Named Executive Officer compensation; and amending the Executive Incentive Compensation Plan.

In 2010, the Compensation Committee continued to review publicly filed data and solicit advice of Compensia as an independent compensation consultant.  The Compensation Committee elected not to change the philosophy, design, or amount of executive compensation for Named Executive Officers in 2010.

Compensia has been engaged directly by the Compensation Committee only to make recommendations on appropriate executive and director compensation levels, to design and implement incentive plans, and to provide information on industry and peer group pay practices.  Compensia is independent of Support.com’s directors and officers, and has not been retained by the Board, any committee, or by management of the Company to provide any other services.  Compensia’s fees for its services in 2010 were substantially below $120,000.

Peer Group Analysis

For 2010, the Compensation Committee continued to use the peer group of companies identified in 2009 through the research and recommendations of Compensia.  The peer group used for compensation benchmarking purposes during 2010 includes:

Acorn Energy, Inc.	Global Med Technologies, Inc.	Sonic Foundry, Inc.
Artificial Life, Inc.	Health Grades, Inc.	Unify Corporation
BIO-key International, Inc.	Intelli-Check – Mobilisa, Inc.	USA Technologies, Inc.
Bridgeline Software, Inc.	KIT digital, Inc.	Versant Corporation
Cover-All Technologies Inc.	Pervasive Software Inc.	WidePoint Corporation
Digimarc Corporation	Procera Networks, Inc.
eGain Communications Corporation	Salary.com, Inc.

In general, the Compensation Committee and our human resources department use the third quartile as a guideline for establishing individual compensation elements, as well as total compensation, for each of our Named Executive Officers. We have generally benchmarked compensation against the third quartile because we have found a need to pay cash compensation in the third quartile in order to attract top executive talent. When factoring in our pay for performance philosophy and our use of “at risk” compensation, we have found that our compensation packages generally remain in the third quartile of peer companies.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers. In order to maintain flexibility in compensating our executive officers in a manner designed to promote achievement of Company goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. However, we currently expect that our executive officers will earn compensation less than $1,000,000 per year in the foreseeable future.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

We have employment arrangements with our Named Executive Officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on December 23, 2008, and subsequently on July 28, 2009. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007 or 2008. In connection with the sale of our enterprise business and the transformation of the business of the Company, Mr. Pickus’ annual base salary was reduced to $325,000 effective July 1, 2009 and his cash incentive potential was reduced from $300,000 to $170,000. These changes were made in connection with the other changes to our named executives’ equity compensation in 2009.

Under the terms of our agreement with Mr. Pickus, in 2006, we granted Mr. Pickus an option to purchase 1,300,000 shares of common stock, which option vested in equal monthly installments over 48 months. Under the terms of our arrangement with Mr. Pickus, in 2006, we also granted Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares of common stock, vesting in equal monthly installments over 48 months, subject to Mr. Pickus’ continued employment. These two additional options to purchase 200,000 shares of common stock only become exercisable, to the extent vested, following the date as of which the fair market value of our common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. As of the date of this Proxy Statement, the fair market value of our common stock has exceeded $6 per share for 20 consecutive trading days, so one option grant for 200,000 shares of common stock will be fully exercisable as it vests over time, subject to Mr. Pickus’ continued employment. Mr. Pickus’ offer letter was amended again following the sale of our enterprise business in order to, among other things, reduce the price per share threshold referred to above to $4.50 per share. As of the date of this Proxy Statement the fair market value of common stock has exceeded the established price for the established period of time.  Each of these grants of 200,000 options was eligible for tender and was tendered under the stock option exchange program in 2009. Mr. Pickus has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to Mr. Pickus’ amended and restated offer letter, in the event of his involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target short-term cash incentive in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of all of Mr. Pickus’ option grants. In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

Shelly Schaffer

Ms. Schaffer assumed the title of Chief Financial Officer on March 13, 2008. In connection with her employment, we entered into an offer letter with Ms. Schaffer. Our arrangement with Ms. Schaffer provided for her to receive an annual base salary of $265,000 and a short-term cash incentive target of $132,500 for 2008. Following the sale of our enterprise business, Ms. Schaffer’s base salary was reduced to $255,000 and her short term cash inventive target was reduced to $92,000, in each case effective as of July 1, 2009. In addition, effective March 4, 2008, Ms. Schaffer was granted an option to purchase 449,000 shares of our common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vested in equal monthly installments over the following 36 months, subject to Ms. Schaffer’s continued employment. The foregoing grant was eligible for tender and was tendered under the stock option exchange program in 2009. Ms. Schaffer has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Ms. Schaffer’s offer letter, as amended and restated following the sale of our enterprise business, if Ms. Schaffer is terminated without cause or resigns for good reason, Ms. Schaffer would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which she is terminated. If such termination or resignation follows within 12 months of a change of control of the company, Ms. Schaffer would also be entitled to vest immediately in 75% of any remaining unvested shares in her stock option equity awards.

Anthony Rodio

Mr. Rodio became our Chief Operating Officer for our consumer business effective August 4, 2008. Mr. Rodio’s offer letter was amended and restated on October 6, 2008 for Internal Revenue Code Section 409A purposes and to amend certain other terms. Under the terms of our offer letter with Mr. Rodio, he was entitled to an annual salary of $220,000 and an annual potential target short-term cash incentive of $55,000. Effective November 1, 2007, our Compensation Committee increased Mr. Rodio’s annual base salary to $240,000. Mr. Rodio’s annual potential target short-term cash incentive continued to be 25% of his annual base salary, meaning that his annual incentive target increased to $60,000. Our Compensation Committee did not change Mr. Rodio’s annual base salary or short-term cash incentive target for 2008. In January 2009, his base salary was increased by $10,000; however, as discussed elsewhere in this Proxy Statement in relation to the sale of our enterprise business, the cash compensation paid to our Named Executive Officers, and the incentive compensation available to our Named Executive Officers, including Mr. Rodio, was reduced in July 2009 in connection with the restructuring of our compensation program to align compensation with our revised peer group, and to focus a larger portion on equity awards. Mr. Rodio’s base salary was reduced to $240,000 during 2009 and his incentive compensation target was set at $85,000. In addition, effective September 6, 2006, Mr. Rodio was granted an option to purchase 399,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Rodio’s continued employment. Mr. Rodio has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Rodio’s offer letter, if Mr. Rodio is terminated without cause or resigns for good reason, Mr. Rodio would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the company, Mr. Rodio would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 399,000 shares of common stock, and other grants are subject to the standard change of control provisions under the applicable equity plan documents.

Richard Mandeberg

Mr. Mandeberg terminated his employment on April 30, 2010, and received a severance payment of $162,500.00.  From April 30, 2010, until August 31, 2010, Mr. Mandeberg was an independent contractor performing transition services on behalf of the Company.

Timothy Krozek

Mr. Krozek, who was appointed our Senior Vice President of Business Development beginning April 15, 2010, became an Executive Officer effective October 26, 2010. In connection with his employment, we entered into an offer letter with Mr. Krozek. Under the negotiated terms of our offer letter with Mr. Krozek, he was entitled to an annual salary of $225,000 and a potential short-term cash incentive bonus of up to $175,000 per year. Pursuant to the terms of Mr. Krozek’s offer letter, if Mr. Krozek is terminated without cause or resigns for good reason, Mr. Krozek would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the company, Mr. Krozek would also be entitled to vest immediately in 33% of any remaining unvested shares in his stock option equity awards. Our Compensation Committee did not change Mr. Krozek’s annual base salary or short-term cash incentive target for 2010 after he was hired. Effective April 15, 2010, Mr. Krozek was granted an option to purchase 400,000 shares of common stock as a new hire grant. Twenty-five percent of this new hire option grant vests one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Krozek’s continued employment.

Compensation-Related Risk Analysis

During march of 2011, the Company’s management, in conjunction with the Company’s legal, accounting, human resources and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors.

After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

2010 Summary Compensation Table

The following table shows compensation information for 2008, 2009 and 2010 for our Chief Executive Officer, our Chief Financial Officer and our other two executive officers, plus our former Executive Vice President, Chief Revenue Officer. We refer to the individuals listed in the table below as our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Signing Bonus ($) (d)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	All Other Compensation ($)(3) (i)		Total ($) (j)
Joshua Pickus	2010	325,000	—	—	178,821	450		504,271
President and Chief	2009	337,500	—	1,832,549	221,655	252		2,391,956
Executive Officer	2008	350,000	—	392,625	275,816	252		1,018,693

Shelly Schaffer(4)	2010	255,000	—	—	94,387	450		349,837
Chief Financial Officer and	2009	260,000	—	419,315	108,122	252		787,689
Executive Vice President of Finance and Administration	2008	221,853	115,000	750,112	135,834	231		1,223,030

Anthony Rodio	2010	240,000	—	—	82,667	450		323,117
Executive Vice President,	2009	245,000	—	447,238	97,838	252		790,328
Chief Operating Officer	2008	240,000	—	99,705	42,839	252		382,796

Richard Mandeberg(5)	2010	92,091	—	—	10,037	162,950	(6)	265,078
Former Executive Vice President	2009	237,500	—	271,121	86,881	252		595,754
Chief Revenue Officer	2008	240,000	—	99,705	44,200	252		384,157

Timothy Krozek(7)	2010	160,962	—	672,800	126,477	219		960,458
Senior Vice President, Business
Development & Program Management

(1)
The amounts disclosed in column (f) for 2010 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option awards granted in 2010, excluding the effect of certain forfeiture assumptions. Amounts reported in this column for 2009 and 2008 have been recomputed in this same manner. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. Since the sale of our Enterprise business, we have based our expected volatility calculation on available Company-specific volatility for the period following the sale of our Enterprise business with the volatility of a peer group. The relative weight given to Company-specific volatility increases each reporting period, while the relative weighting for our peer group’s volatility decreases.  Given the expected life of our stock grants, we expect company-specific volatility to wholly account for our volatility estimates beginning in 2013. The expected term represents the period that our stock options are expected to be outstanding and was determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. The average assumptions used to calculate the fair value of stock options granted in 2010 were volatility of 66.6% risk-free interest rate of 1.7%, expected dividend of 0%, and expected life of 3.6 years, and in 2009 were volatility of 63.1%, risk-free interest rate of 2.0%, expected dividend of 0%, and expected life of 3.6 years. For more information about the assumptions used for stock options awarded, please refer to our audited financial statements located in our Annual Report on Form 10-K for the year ended December 31, 2010. The stock option awards granted in 2009 include options granted pursuant to the exchange offer described in our previously filed proxy statement for the year ended December 31, 2009.

(2)
The amounts disclosed in column (g) for 2010 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2010 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2010 and 2011.

(3)
Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in column (i) include life insurance premiums for $300,000 of term life insurance for each Named Executive Officer.

(4)	Ms. Schaffer joined us in February 2008. Amounts shown for 2008 reflect compensation paid from February 2008 until the end of fiscal 2008.

(5)	Mr. Mandeberg left his employment with the Company on April 30, 2010.

(6)	Mr. Mandeberg received $162,500 in conjunction with his severance from the Company. The remaining $450 includes life insurance premiums for $300,000 of term life insurance.

(7)	Mr. Krozek joined the Company on April 15, 2010 and became an Executive Officer on October 26, 2010.

2010 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2010 to our Named Executive Officers, including short-term cash incentive awards and equity awards. The options granted to our Named Executive Officers in 2010 were granted under the 2010 Plan, unless otherwise noted. All options were granted at the closing price for our common stock on the NASDAQ Global Select Market on the date of the grant.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock Option
Name (a)	Grant Date (b)	Target ($) (c)	Maximum ($) (d)	Options (#) (e)		Awards ($/Sh) (f)	Awards ($) (g)
Joshua Pickus	—	170,000	221,000	—		—	—
Shelly Schaffer	—	92,000	105,800	—		—	—
Anthony Rodio	—	85,000	100,836	—		—	—
Richard Mandeberg	—	100,000	258,000	—		—	—
Timothy Krozek(2)	—	175,000	196,000	—		—	—
	4/15/2010	—	—	400,000	(3)	3.44	672,800

(1)
For 2010 we defined Company and/or individual objectives for our executive officers on a quarterly basis. Objectives were expressed as financial goals for the Company and/or individual performance goals. The amount shown in column (d) represents the maximum amount payable. Additional information is reflected in the discussion of “Short-Term, Performance-Based Cash Incentive Awards” above.

(2)	Mr. Krozek joined the Company on April 15, 2010 and became an Executive Officer on October 26, 2010.

(3)	Mr. Krozek received a new hire grant upon joining the Company in April 2010.

Our Named Executive Officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements” above. For more information about the compensation arrangements in which our Named Executive Officers participate and the proportion of our Named Executive Officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our Named Executive Officers as of December 31, 2010:

Option Awards

Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)(1)(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)(2)	Option Exercise Price ($) (f)	Option Expiration Date (g)
Joshua Pickus	4/6/06	700,000	(3)	—	$4.20	4/6/13
	8/4/09	322,978		645,957	$2.40	8/4/16
	8/4/09	104,848	(4)	132,543	$2.40	8/4/16
	8/21/09	265,000	(4)(5)	335,000	$2.32	8/21/16
	8/21/09	88,332	(4)(5)	111,668	$2.32	8/21/16
	8/21/09	75,000	(4)(5)	125,000	$2.32	8/21/16
	8/21/09	110,416	(4)(5)	139,584	$2.32	8/21/16
	8/21/09	88,333	(4)(5)	111,667	$2.32	8/21/16

Shelly Schaffer	11/3/08	26,041		23,959	$2.29	11/3/15
	8/4/09	105,215		210,432	$2.40	8/4/16
	8/21/09	58,541	(4)(5)	250,692	$2.32	8/21/16

Anthony Rodio	9/6/06	299,000	(3)(6)	—	$3.95	9/6/13
	11/3/08	1,041		23,959	$2.29	11/3/15
	8/4/09	10,788		172,616	$2.40	8/4/16
	8/4/09	37,620	(4)	65,864	$2.40	8/4/16
	8/21/09	2,250	(4)(5)	16,750	$2.32	8/21/16
	8/21/09	5,166	(4)(5)	55,834	$2.32	8/21/16
Richard Mandeberg (7)	—	—		—	—	—

Timothy Krozek (8)	4/15/10	0	(6)(9)	400,000	$3.44	4/15/17

__________________
(1)
Unless otherwise indicated, the options that are disclosed in columns (c) and (d) vest monthly in equal 1/48th installments over 48 months, subject to the Named Executive Officer’s continued employment.

(2)	Unless otherwise indicated, the options that are disclosed in columns (c) and (d) are issued pursuant to the Company’s 2000 Omnibus Equity Incentive Plan.
(3)	Issued pursuant to the Company’s 1998 Stock Option Plan.
(4)
1/3rd of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/24th installments over the remaining 24 months, subject to the Named Executive Officer’s continued employment.

(5)	This grant was issued pursuant to the Company’s Stock Option Exchange Offer, as discussed in the Company’s previous Proxy Statement.
(6)
1/4th of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months, subject to the Named Executive Officer’s continued employment.

(7)	Mr. Mandeberg left his employment with the Company on April 30, 2010.
(8)	Mr. Krozek joined the Company on April 15, 2010 and became an executive officer on October 26, 2010.
(9)	Issued pursuant to the Company’s 2000 Plan.

2010 Option Exercises and Stock Vested

The following table summarizes aggregate option exercises by our Named Executive Officers during.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joshua Pickus	—	—

Shelly Schaffer	139,767	$604,061

Anthony Rodio	265,000	$932,875

Richard Mandeberg	221,474	$561,690

Timothy Krozek	—	—

(1)
Calculated based upon the market price of the underlying stock at exercise minus the exercise price of the options, multiplied by the number of shares exercised. The market price of the underlying stock reflects the sale price in each transaction.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees.

Potential Payments upon Termination or Change-in-Control

During 2010, we were a party to employment contracts and arrangements with our Named Executive Officers. Under these contracts and arrangements, we are obligated to provide our Named Executive Officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our Named Executive Officers serving at December 31, 2010 may receive under particular circumstances in the event of termination of such Named Executive Officer’s employment. The first table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2010, the last business day of 2010. The second table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2010, the last business day of 2010, within twelve months of a change-in-control of the company and assumes that the price per share of our common stock equals $6.48, which was the closing price of our common stock on December 31, 2010 as reported on the NASDAQ Global Select Market. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” above. We will provide all such payments and benefits. For more information about the actual termination arrangement with Mr. Mandeberg, see the 2010 Summary Compensation Table and the “Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements — Richard Mandeberg” above.

Involuntary Termination

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d)(1)	Value of Unvested Stock Options (e)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$325,000	$85,000	$18,985	—	—	$428,985
Shelly Schaffer	$127,500	$46,000	$7,105	—	—	$180,605
Anthony Rodio	$120,000	$42,500	$9,520	—	—	$172,020
Timothy Krozek	$112,500	$87,500	$9,444	—	—	$209,444

Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d)(1)	Value of Unvested Stock Options (e)		Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$325,000	$170,000	$18,985	$6,599,623	(2)	—	$1,660,752
Shelly Schaffer	$127,500	$46,000	$7,105	$1,501,372	(3)	—	$403,953
Anthony Rodio	$120,000	$42,500	$9,520	$687,668	(4)	—	$325,257
Timothy Krozek	$112,500	$87,500	$9,444	$401,280	(5)	—	$431,468

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each Named Executive Officer would be entitled to base salary continuation.

(2)
This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2010 closing stock price of $6.48.

(3)
These values reflect the immediate vesting of seventy-five percent (75%) of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2010 closing stock price of $6.48.

(4)
These values reflect the immediate vesting of fifty percent (50%) of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2010 closing stock price of $6.48.

(5)
These values reflect the immediate vesting of thirty-three percent (33%) of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2010 closing stock price of $6.48.

Death or Disability

The Company pays the premiums for a policy of life insurance and an accidental death and dismemberment policy for each Named Executive Officer. The amount of each such policy is $300,000. If an executive officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid $300,000 under the life insurance policy, and an additional $300,000 under the accidental death and dismemberment policy if the death was caused by an accident.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2010 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2011.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman
Mark Fries
Shawn Farshchi

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) AND Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As we discuss above under the caption “Compensation Discussion and Analysis” the core objectives of our executive compensation program are to: (i) attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; (ii) to align executive compensation incentives with periodic and long-term company performance goals and stockholder return; and (iii) compensate our executive officers based on their overall performance. Under this program, the principal elements of our executive compensation program are base salary, short-term performance-based cash incentive awards earned on a quarterly basis, long-term equity awards earned based on our review of full-year performance, which equity awards then vest over time, and other benefits customary for our peer group.  Our executive compensation is discussed in further detail above under the caption “Executive Compensation and Related Information” and information about the fiscal year 2010 compensation of our Named Executive Officers is provided

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to SEC rules and regulations, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Approval of the advisory vote on our named executive officer compensation requires the affirmative vote of the holders of a majority of the outstanding shares that are present in person or represented by proxy, and entitled to vote, at the Annual Meeting. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board.  However, the Board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF THE FUTURE ADVISORY VOTES ON
NAMED EXECUTIVE OFFICER  COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enables our stockholders to indicate, on an advisory basis, on the frequency that advisory votes on the compensation of our Named Executive Officers should be held pursuant to the SEC’s compensation disclosure rules, such as Proposal No 2, in this Proxy Statement.  Proposal No. 3, allows stockholders to indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years. Alternatively, stockholders may abstain from casting a vote. This is Proposal is commonly known as the “say on frequency” proposal.

The Board believes it is most appropriate to conduct an advisory vote on executive compensation once every three years and, therefore, for the reasons stated below, the Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

As described above under the caption “Executive Compensation and Related Information — Compensation Discussion and Analysis,” our executive compensation program is designed to achieve a balance of short-term and long-term goals. To this end, the compensation committee combines short-term cash incentive awards featuring quarterly performance goals with long-term equity awards, which vest over time and in some cases upon achievement of performance milestones or the appreciation of our stock price. The Board believes that holding the advisory vote on executive compensation once every three years will encourage a long-term focus on our executive compensation policies and practices, thereby promoting long-term value creation and is also reflective of long sales cycles and the time it takes major accounts to achieve full deployment of our services. In contrast, an advisory vote on executive compensation every year or every two years may foster a short-term focus and undermine our ability to offer appropriate forms of long-term compensation.

Additionally, the Board believes that holding the advisory vote every three years will allow for a meaningful evaluation period of performance under our compensation practices since any adjustments in pay practices will take time to implement and be reflected in the financial performance and the price of our common stock. For these reasons the Board believes that an advisory vote on executive compensation more frequently than every three years would not allow stockholders to compare executive compensation, or modifications thereof, to our performance. Lastly, the Board believes that holding the advisory vote once every three years will allow the compensation committee an adequate period of time to assess the results of past advisory votes and consider modifications to our compensation program that it views as appropriate. Such analysis may not be feasible on an annual or biennial basis, and the Board believes that both the compensation committee and our stockholders would benefit from having more time for a thoughtful and constructive analysis and review of the Company’s compensation program.

When you vote on your preferred voting frequency of the stockholder “say on pay” vote, you may cast your vote for your preferred voting frequency by choosing amongst the following four options: once every one (1) year, once every (2) two years, once every (3) three years, or you may abstain from voting.  Stockholders are not, however, voting to approve or disapprove the Board’s recommendation below regarding this Proposal No. 3.

The option of once every year, once every two years or once every three years that receives the highest number of votes cast by stockholders at the Annual Meeting will be the frequency for the advisory vote on Named Executive Officer compensation that has been selected by stockholders. This vote is advisory and, therefore, not binding, and the Board may decide in the future that it is in our best interests and in the best interests of our stockholders to hold an advisory vote on Named Executive Officer compensation more or less frequently, as applicable, than the option approved by our stockholders.

The Board recommends a vote “FOR” the option of ONCE EVERY THREE (3) years under Proposal No. 3 — the frequency with which our Company will hold future advisory votes on Named Executive Officer compensation.

PROPOSAL NO. 4

APPROVAL OF THE SUPPORT.COM
EMPLOYEE STOCK PURCHASE PLAN

On February 8, 2011, the Board approved the Support.com Employee Stock Purchase Plan (the “ESPP”) and reserved 1,000,000 shares of Support.com common stock, $0.0001 par value, for issuance under the ESPP, subject to approval by the Company’s stockholders at the 2011 annual meeting.  If so approved, the ESPP will be effective May 15, 2011 and will have a term of ten years from the effective date. The purpose and benefits of the plan are described below.

Support.com stockholders are being asked to approve the ESPP and the Board's reservation of shares under the ESPP for the purpose of qualifying such shares for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

The principal features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by reference to the complete text of the ESPP, which has been attached as Annex A to this Proxy Statement. Any Support.com stockholder who wishes to obtain a copy of the ESPP may do so upon written request to the Secretary at Support.com's principal executive offices.

Summary of the ESPP

General.    The purpose of the ESPP is to provide employees of Support.com and its designated subsidiaries and affiliates with an opportunity to purchase Support.com common stock and, therefore, to have an additional incentive to contribute to the prosperity of Support.com. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the ESPP will be construed in a manner consistent with the requirements of Section 423 of the Code and the related regulations.

The aggregate number of shares that may be issued under the ESPP is one million (1,000,000) shares of common stock, which may be authorized but unissued or reacquired shares, or any combination thereof, subject to proportionate adjustment in the event of  a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of Support.com, or in the event of payment of a dividend or distribution to the stockholders of Support.com in a form other than stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of our shares of common stock.

The closing market price for a share of common stock as of April 5, 2011, was $5.50 per share.

Administration.    The ESPP is administered by the Compensation Committee (the "Committee") or such other committee as may be appointed by the Board. The Committee has full power to interpret the ESPP, and the decisions of the Board and the Committee are final and binding upon all participants.

The Compensation Committee will have the power, in its discretion, to adopt one or more sub-plans of the ESPP as it deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of Support.com.  Any of the provisions of any such sub-plan may supersede the provisions of this ESPP, other than the provisions governing the number and type of shares subject to the ESPP.  Except as superseded by the provisions of a sub-plan, the provisions of the ESPP will govern such sub-plan.  To comply with the laws of a foreign jurisdiction, the Compensation Committee will have the power, in its discretion, to grant purchase rights in an separate offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms that are less favorable or different than the terms of purchase rights granted to employees resident in the United States.

Eligibility.    Any employee of Support.com or any Support.com subsidiary or affiliate designated by the Committee who is regularly employed for at least 20 hours per week and more than five months in a calendar year on an Entry Date (as defined below) is eligible to participate in the ESPP during the Offering Period (as defined below) beginning on that Entry Date, subject to administrative rules established by the Committee. However, no employee is eligible to participate in the ESPP to the extent that, immediately after the grant, that employee would have owned 5% of either the voting power or the value of Support.com's common stock, and no employee's rights to purchase Support.com's common stock pursuant to the ESPP may accrue at a rate that exceeds $25,000 or 2,000 shares per calendar year (or such lower number as the Committee may establish).  Eligible employees become participants in the ESPP by filing with Support.com an enrollment agreement authorizing payroll deductions on a date set by the Committee prior to the applicable Entry Date.   As of May 15, 2011, approximately 700 Support.com employees, including the four Named Executive Officers, will be eligible to participate in the 2011 ESPP.

Participation in an Offering.    The ESPP is implemented by offering periods lasting for six months (an "Offering Period"). If stockholders approve the ESPP, the first six-month Offering Period will begin on May 15, 2011. Common stock is purchased under the ESPP every six months on the last trading day of each Offering Period (a "Purchase Date"), unless the participant becomes ineligible, withdraws or terminates employment earlier. The Entry Date is the first trading day of the Offering Period. To participate in the ESPP, each eligible employee must authorize contributions pursuant to the ESPP, which will generally be collected through payroll deductions. Such payroll deductions may not exceed fifteen percent (15%) of a participant's eligible compensation and are also subject to the limitations discussed above. A participant may increase or decrease his or her rate of contribution through payroll deductions at any time, but at no time may such rate of contribution exceed fifteen percent (15%). Each participant who has elected to participate is automatically granted an option to purchase shares of common stock on his or her Entry Date. The option expires at the end of the Offering Period, upon termination of employment, or if the employee becomes ineligible, whichever is earlier, but is exercised at the end of each Offering Period to the extent of the contributions accumulated during such Offering Period. The number of shares that may be purchased by an employee in any Offering Period, subject to the limitations discussed above, may not exceed 1,000 shares of common stock. In addition, no participant will be granted a purchase right that permits his or her right to purchase shares of common stock under the ESPP to accrue at a rate that, when aggregated with such participant’s rights to purchase shares under all other employee stock purchase plans of a participating company intended to meet the requirements of Section 423 of the Code, exceeds twenty-five thousand dollars ($25,000) in fair market value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which the purchase right is outstanding at any time.

Purchase Price; Shares Purchased.    Shares of common stock may be purchased under the ESPP at a price not less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date; however, the Committee has the discretion to adjust the purchase price in the future so long as it is not less than 85% of the fair market value of the common stock on the last trading day of the Offering Period. The number of whole shares of Support.com common stock a participant purchases in each Offering Period is determined by dividing the total amount of the participant's contributions during that Offering Period by the purchase price, subject to the 1,000 share limit.

Termination of Employment.    Termination of a participant's employment for any reason, including death, immediately cancels his or her option and participation in the ESPP.  In such event, the contributions credited to the participant's account will be returned without interest to him or her or, in the case of death, to the person or persons entitled to those contributions.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets.    In the event that Support.com common stock is changed by reason of any stock split, stock dividend, combination, recapitalization or other similar changes in Support.com's capital structure effected without the receipt of consideration, appropriate proportional adjustments may be made in the number of shares of stock subject to the ESPP, the number of shares of stock to be purchased pursuant to an option and the price per share of common stock covered by an option. Any such adjustment will be made by the Board, whose determination shall be conclusive and binding. In the event of a proposed sale of all or substantially all of the assets of Support.com or the merger or consolidation of Support.com with another company, the Board may determine that each option will be assumed by, or an equivalent option substituted by, the successor company or its affiliates, that the Purchase Date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded.

Amendment and Termination of the Plan.    The Board may terminate or amend the ESPP at any time, except that it may not increase the number of shares subject to the ESPP other than as described in the ESPP.  The ESPP will continue until May 15, 2021, unless otherwise terminated by the Board.

Withdrawal.    Generally, a participant may withdraw from the ESPP during an Offering Period prior to the change enrollment deadline established by the Committee. The Committee may establish rules limiting the frequency with which participants may withdraw and re-enroll in the plan and may establish a waiting period for participants wishing to re-enroll.

New Plan Benefits.    Because benefits under the ESPP will depend on employees' elections to participate and the fair market value of Support.com common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the ESPP.

U.S. Federal Income Tax Consequences

If Support.com stockholders approve this proposal, the ESPP, and the right of participants to make purchases thereunder, should qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable Entry Date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of (i) the excess of the amount received upon such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the Entry Date. Any additional gain should be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Support.com is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to Support.com.

The foregoing is only a summary of the effect of U.S. federal income taxation upon participants and Support.com with respect to the ESPP based on the U.S. Federal income tax laws in effect as of the date of this Proxy Statement. It is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the employee's death or the income tax laws of any municipality, state or foreign country in which the employee's income or gain may be taxable or the gift, estate, or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, Support.com advises all recipients to consult their own tax advisor concerning the tax implications of participation in the ESPP.

Vote Required

Approval of the ESPP requires the affirmative vote of a majority of the shares of Support.com common stock present in person or represented by proxy and voted on such matters.

Our Board recommends a vote “FOR” the approval of the Support.com Employee Stock Purchase Plan.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has nominated Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011, and our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2010 and 2009:

	Fiscal Year 2010	Fiscal Year 2009

Audit Fees
Audit and review procedures	$398,699	$785,396
Statutory audit	0	0
Total Audit Fees	$398,699	$785,396

Audit-Related Fees
Accounting consultation	$21,000	$0
Total Audit-Related Fees	$21,000	$0

Non-Audit Fees	$0	$0
Tax Fees
Tax advice and planning	$0	0
Total Tax Fees	$0	$0

All Other Fees	$0	$0

Grand Total	$419,699	$785,396

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of our financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. Audit-related fees consist primarily of fees for accounting consultations.

Tax Fees. Tax fees consist of fees for professional services related to tax international tax return compliance, and both international and domestic tax advice and planning.

All Other Fees. The Company was not billed for any other fees by Ernst & Young LLP in fiscal 2010 or fiscal 2009.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2009 and 2010.

Required Vote

Ratification will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

 ANNEX A

SUPPORT.COM, INC.

Employee Stock Purchase Plan

A-1

SUPPORT.COM

2011 EMPLOYEE STOCK PURCHASE PLAN

Support.com
2011 Employee Stock Purchase Plan

1.             Establishment, Purpose and Term of Plan.

1.1           Establishment.  The Board approved the Support.com 2011 Employee Stock Purchase Plan (the “Plan”) on February 8, 2011, effective as of May 15, 2011, subject to shareholder approval on or before June 1, 2011.  If shareholder approval is not received by such date, the Plan will have no effect.

1.2           Purpose.  The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.  The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.  The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments of such section), and the Plan shall be so construed.

1.3           Term of Plan.  The Plan shall continue in effect for ten (10) years from it's effective date unless it's terminated earlier by the Committee.

2.             Definitions and Construction.

2.1           Definitions.  Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Change in Control” means the occurrence of any one or a combination of the following:

(i)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

1

(ii)           an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(o)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)           approval by the stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.  The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c)           “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d)           “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board.  If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e)           “Company” means Support.com, a Delaware corporation, or any successor corporation thereto.

(f)           “Compensation” means, with respect to any Offering Period, base wages or salary, overtime, bonuses, commissions, shift differentials, payments for paid time off, payments in lieu of notice, and compensation deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Code.  Compensation shall be limited to amounts actually payable in cash or deferred during the Offering Period.  Compensation shall not include moving allowances, payments pursuant to a severance agreement, termination pay, relocation payments, sign-on bonuses, any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not included above.

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(g)           “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(h)           “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code.  A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company.  For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less.  If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.

(i)           “Fair Market Value” means, as of any date:

(i)           Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

(ii)           If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j)           “Non-United States Offering” means a separate Offering covering Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under applicable law on payroll deductions or other local law requirement, as described in Section 11.1(b).

(k)           “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(l)           “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(m)           “Offering Period” means a period, established by the Committee in accordance with Section 6, during which an Offering is outstanding.

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(n)           “Officer” means any person designated by the Board as an officer of the Company.

(o)           “Ownership Change Event” means the occurrence of any of the following with respect to the Company:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(p)           “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(q)           “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(r)           “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan.  The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(s)           “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(t)           “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.

(u)           “Purchase Period” means a period, established by the Committee in accordance with Section  6, included within an Offering Period and on the final date of which outstanding Purchase Rights are exercised.

(v)           “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(w)           “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding.  Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

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(x)           “Securities Act” means the Securities Act of 1933, as amended.

(y)           “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(z)           “Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(aa)           “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(bb)           “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2           Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.             Administration.

3.1           Administration by the Committee.  The Plan shall be administered by the Committee.  All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith.  Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein.  All expenses reasonably incurred by the Company in the administration of the Plan shall be paid by the Company.

3.2           Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has actual authority with respect to such matter, right, obligation, determination or election.

3.3           Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees.  The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company.  Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4.  Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.  In order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an separate Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable or differ than the terms of Purchase Rights granted to Employees resident in the United States.

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3.4           Power to Establish Separate Offerings with Varying Terms.  The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.

3.5           Policies and Procedures Established by the Company.  Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, and (f) prescribe rules, forms and administrative procedures designed to facilitate a “quick sale” and/or 10b5-1 program by Participants in accordance with applicable securities laws.  All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.

3.6           Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

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4.             Shares Subject to Plan.

4.1           Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million (1,000,000) and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof.  If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2           Adjustments for Changes in Capital Structure.  Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the limit on the shares which may be purchased by any Participant during an Offering (as described in Section 8) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.”  If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares.  In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion.  Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right.  The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

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5.             Eligibility.

5.1           Employees Eligible to Participate.  Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a)           Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b)           Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

The Committee may include Employees described above in the category of Eligible Employees to the extent required under local law.

5.2           Exclusion of Certain Stockholders.  Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code.  For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3           Determination by Company.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be.  For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

6.             Offerings.

The Plan shall be implemented by sequential Offerings of approximately six (6) months duration or such other duration as the Committee shall determine.  Offering Periods shall commence on the fifteenth day of May and November of each year and end on the fourteenth day of the next May and November, respectively, occurring thereafter.    Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months.  If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date.  If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.

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7.             Participation in the Plan.

7.1           Initial Participation.

(a)           Generally.  An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period.  An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period.  An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2           Continued Participation.

(a)           Generally.  A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13.  A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan.  However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1(a) if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8.             Right to Purchase Shares.

8.1           Grant of Purchase Right.  On the Offering Date of each Offering Period, each Participant in such Offering Period shall automatically be granted a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing the dollar limit in Section 8.2 (as provided below) by the Fair Market Value of a share of Stock on such Offering Date or (b) the share limit in Section 8.3 (as provided below).  The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period.  No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

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8.2           Calendar Year Purchase Limitation.  Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time.  For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period.  The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the regulations thereunder.

8.3           Share Limitation.  Notwithstanding any provision of the Plan to the contrary, no Participant shall purchase more than one thousand (1000) shares of Stock during an Offering Period.  This limitation may be adjusted by the Committee prior to the start of an Offering Period.

9.             Purchase Price.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.  Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the Fair Market Value of a share of Stock on the Purchase Date.

10.           Accumulation of Purchase Price through Payroll Deduction.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1           Amount of Payroll Deductions.  Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement.  The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than fifteen (15%) percent.  The Committee may change the foregoing limits on payroll deductions (but shall not exceed fifteen (15) percent) effective as of any Offering Date.

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10.2           Commencement of Payroll Deductions.  Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3           Election to Decrease or Stop Payroll Deductions.  During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.”  The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants.  A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.

10.4           Administrative Suspension of Payroll Deductions.  The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.1.  Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.

10.5           Participant Accounts.  Individual bookkeeping accounts shall be maintained for each Participant.  All payroll deductions from a Participant’s Compensation (and other amounts received from the Participant in a non-United States Participant pursuant to Section 11.1(b)) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company.  All such amounts received or held by the Company may be used by the Company for any corporate purpose.

10.6           No Interest Paid.  Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account.

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11.           Purchase of Shares.

11.1           Exercise of Purchase Right.

(a)           Generally.  Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price.  However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right.  No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b)           Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law.  Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition on payroll deductions.  The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable law.  On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock.  However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right.  The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

11.2           Pro Rata Allocation of Shares.  If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1 or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable.  Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

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11.3           Delivery of Title to Shares.  Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4           Return of Plan Account Balance.  Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date.  However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.5           Tax Withholding.  At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively.  A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6           Expiration of Purchase Right.  Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7           Provision of Reports and Stockholder Information to Participants.  Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4.  The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.  In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

12.           Withdrawal from Plan.

12.1           Voluntary Withdrawal from the Plan.  A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose.  Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date.  A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1.  The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

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12.2           Return of Plan Account Balance.  Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan and the Offering shall terminate.  Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13.           Termination of Employment or Eligibility.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately.  In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate.  Interest shall not be paid on sums returned pursuant to this Section 13.  A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14.           Effect of Change in Control on Purchase Rights.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock.  If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted.  All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

14

15.           Nontransferability of Purchase Rights.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution.  (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.)  Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1.  A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16.           Compliance with Securities Law.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities.  A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed.  In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17.           Rights as a Stockholder and Employee.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2.  Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

15

18.           Notification of Disposition of Shares.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right.  The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right.  The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19.           Legends.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.  Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF.  THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20.           Designation of Beneficiary.

20.1           Designation Procedure.  Subject to local laws and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right.  If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse.  A Participant may change his or her beneficiary designation at any time by written notice to the Company.

20.2           Absence of Beneficiary Designation.  If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.

16

21.           Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.           Amendment or Termination of the Plan.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule.  In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies.  Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

17

1.	Establishment, Purpose and Term of Plan		1
	1.1	Establishment	1
	1.2	Purpose	1
	1.3	Term of Plan	1

2.	Definitions and Construction		1
	2.1	Definitions	1
	2.2	Construction	5

3.	Administration		5
	3.1	Administration by the Committee	5
	3.2	Authority of Officers	5
	3.3	Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees	5
	3.4	Power to Establish Separate Offerings with Varying Terms	6
	3.5	Policies and Procedures Established by the Company	6
	3.6	Indemnification	6

4.	Shares Subject to Plan		7
	4.1	Maximum Number of Shares Issuable	7
	4.2	Adjustments for Changes in Capital Structure	7

5.	Eligibility		8
	5.1	Employees Eligible to Participate	8
	5.2	Exclusion of Certain Stockholders	8
	5.3	Determination by Company	8

6.	Offerings		8

7.	Participation in the Plan		9
	7.1	Initial Participation	9
	7.2	Continued Participation	9

8.	Right to Purchase Shares		9
	8.1	Grant of Purchase Right	9
	8.2	Calendar Year Purchase Limitation	10
	8.3	Share Limitation	10

9.	Purchase Price		10

10.	Accumulation of Purchase Price through Payroll Deduction		10
	10.1	Amount of Payroll Deductions	10
	10.2	Commencement of Payroll Deductions	11
	10.3	Election to Decrease or Stop Payroll Deductions	11
	10.4	Administrative Suspension of Payroll Deductions	11

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	10.5	Participant Accounts	11
	10.6	No Interest Paid	11

11.	Purchase of Shares		12
	11.1	Exercise of Purchase Right	12
	11.2	Pro Rata Allocation of Shares	12
	11.3	Delivery of Title to Shares	13
	11.4	Return of Plan Account Balance	13
	11.5	Tax Withholding	13
	11.6	Expiration of Purchase Right	13
	11.7	Provision of Reports and Stockholder Information to Participants	13

12.	Withdrawal from Plan		13
	12.1	Voluntary Withdrawal from the Plan	13
	12.2	Return of Plan Account Balance	14

13.	Termination of Employment or Eligibility		14

14.	Effect of Change in Control on Purchase Rights		14

15.	Nontransferability of Purchase Rights		15

16.	Compliance with Securities Law		15

17.	Rights as a Stockholder and Employee		15

18.	Notification of Disposition of Shares		16

19.	Legends		16

20.	Designation of Beneficiary		16
	20.1	Designation Procedure	16
	20.2	Absence of Beneficiary Designation	16

21.	Notices		17

22.	Amendment or Termination of the Plan		17

-ii-

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . Proxy - SUPPORT.COM, INC This proxy is solicited by the Board of Directors The undersigned hereby authorizes JOSHUA PICKUS or GREG WRENN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the "Company") to be held at the Company's headquarters at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California on May 25, 2011 at 4:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposals 2, 4, and 5, and FOR "3 YEARS" on proposal 3 and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders. Continued and to be signed on reverse side

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000103928_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Shawn Farshchi 02 Mark Fries 03 Michael Linton 04 J. Martin O'Malley 05 Joshua Pickus 06 Toni Portmann 07 Jim Stephens SUPPORT.COM, INC 1900 SEAPORT BLVD, 3RDFLOOR REDWOOD CITY, CA 94063 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To approve, on an advisory basis, the Company's executive compensation programs and practices, as disclosed in the Proxy Statement. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3 To advise on how frequently (annually, every other year or every three years) the Company will have future advisory votes on the Company's executive compensation programs and practices. The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 4 To adopt and approve the Company's Employee Stock Purchase Plan. For Against Abstain 5 To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000103928_2 R1.0.0.11699